AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

          AGREEMENT, effective as of January 1, 2001, by and between The Stephan Co., a Florida corporation (the "Company"), and Franc F. Ferola ("Employee").

                     W I T N E S S E T H:

          WHEREAS, the Employee and the Company are parties to a certain Employment Agreement (the "Employment Agreement"), dated as of January 1, 1996 and Amendment No. 1 effective as of January 1, 1998; and

          WHEREAS, the Employee and the Company wish to amend the Employment Agreement, to revise the term and renewal provisions, as set forth herein.

          NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties hereto, and in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows. The definitions utilized in the Employment Agreement shall be utilized herein.

          4.  Amendments of Employment Agreement.  The
Employment Agreement is hereby amended by revising Section 1.2 to read in its entirety as follows:

     "1.2 Term. Subject to the provisions of this Agreement, as amended, the term of employment shall be three (3) years commencing on January 1, 2001."

     The Employment Agreement is hereby amended by revising
Section 1.3 to read in its entirety as follows:

     "1.3 Renewals of Term. This Agreement shall be renewed for successive terms of three (3) years each if, at least thirty
     (30) days prior to the end of each term of this Agreement, Employee gives written notice of his election to renew this Agreement for another term. Upon any such automatic renewal term of this agreement, the Base EPS shall be equal to the EPS of the Company on the year before the expiration of the agreement. For example, January 1, 2001 renewal term will use the December 31, 2000 EPS for the purpose of such bonus computations."

          5. Binding Effect. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, permitted assigns and successors (including any successors by merger, consolidation and acquisition of all or a substantial portion of the assets of the Company).

          6. Effect on Employment Agreement. Except as epressly amended hereby, the Employment Agreement and amendments shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date written below.

Dated: August ___, 2000

                                  THE STEPHAN CO.


                                  By:____________________________
                                     David A. Spiegel, CFO


                                  EMPLOYEE


                                  _______________________________
                                  FRANC F. FEROLA






                      EMPLOYMENT AGREEMENT

          This Agreement is effective as of January 1, 1996 (the
"Effective Date") by and between Franc Ferola (the "Employee") and The Stephan Company (the "Company").

          WHEREAS, the Company recognizes the Employee's past and potential contribution to the growth and success of the Company and desires to assure the Company of the Employee's employment in an executive capacity as Vice President/Operations and to compensate him therefore; and

          WHEREAS, the Employee is desirous of continuing to be employed by the Company and committing himself to serve the Company in accordance with the terms herein provided;

          NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties contained herein, the parties agree as follows:

     1.  Position.  Responsibilities and Term of Employment.

        1.1 Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Employee to serve in an executive and managerial capacity as the Vice President/Operations of the Company and the Employee accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with such position as set forth in the Certificate of Incorporation and the Bylaws of the Company.

        1.2 Initial Term. Subject to the provisions of this Agreement, the initial term of this Agreement shall be three (3) years commencing with the Effective Date hereof.

        1.3 Renewals of Term. This Agreement shall be renewed for successive terms of three (3) years each if, at least thirty
(30) days prior to the end of each term of this Agreement, Employee gives notice of his election to renew this Agreement for another term.

     2.  Compensation .

        2.1 Annual Base Salary. During the term of this Agreement, the Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $77,765 per year, payable at the times and in the manner provided by the Company's standard payroll policies. Such annual base salary shall be increased annually by an amount equal to 10% of the previous year's base salary.

        2.2 Bonus/Incentive Compensation. In addition to an annual base salary, the Employee shall receive an annual bonus for each fiscal year that ends during the term of this Agreement, which annual bonus shall be based upon increases in the Company's earnings per share as adjusted from the Company's certified financial statements on a consolidated basis ("EPS") from the base year of fiscal 1995 ("Base EPS"), computed as follows:

          a. If the EPS for a particular fiscal year are at least 10% higher than the Base EPS, then Employee shall receive the sum of $25,000;

          b. In addition to Section 2.2(a), if the EPS for a particular fiscal year are at least 15%. higher than the Base
EPS, then Employee shall receive an additional sum of $25,000;

          C. In addition to Sections 2.2(a) and (b), for each incremental 1% increase in the EPS above a 10% increase over the Base EPS, Employee shall receive the additional sum of $5,000 (e.q., if the EPS are 13% above the Base EPS, then Employee shall receive a bonus equal to $25,000 plus $15,000, for a total of $40,000);

          d. For any fiscal year during this Agreement during which Employee is not an Employee of the Company for the entire fiscal year, Employee's annual bonus shall be prorated according to the number of days during such fiscal year on which Employee was so employed.

          e.  The foregoing bonuses shall be paid within ten
(10) days following the issuance of the certified financial statements, except that any amounts in excess of $75,000 shall not be payable until January 1 of the following fiscal year.

          f. The EPS for any particular year under this section shall be the EPS of the Company shown on its certified financial statements on a consolidated basis as adjusted for any increases or decreases in the number of outstanding shares of the Company since December 31, 1995. For purposes of this adjustment, the decimals in a percentage figure shall be rounded up to the next full percentage amount if the decimal is equal to or greater than a half a percent and rounded down if it is less than a half a percent (e.g., if the adjusted EPS is 12.67%, it shall be rounded up to 13%; if it is 12.49%, it shall be rounded down to 12%).

        2.3 Participation in Benefit Plans. The Employee shall be entitled to participate in, and receive benefits under, all the,Company's employee benefit plans and arrangements in effect on the Effective Date for as long as such plans and arrangements may remain in effect (including, but not limited to, participation in any pension, profit sharing, stock incentive plan or stock option plan adopted by the Company, and all group life, health (including for family members), disability plans and other insurance) or any substitute or additional plans, policies or arrangements made available in the future to similarly situated employees of the Company, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans policies and arrangements. The amount of coverage under life insurance and disability programs shall be at such levels as are mutually agreeable to the parties. Nothing paid to the Employee under any plan, policy or arrangement presently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Employee hereunder as described in this Section 2.

        2.4 Vacation Days. The Employee shall be entitled to the number of paid vacation days and paid holidays in each year as are determined by the Company from time to time as appropriate for senior executive officers, provided that the aggregate annual number of such vacations days and paid holidays shall at no time fall below the number of days per year to which Employee was entitled as the Effective Date.

        2.5 Expenses. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Company or the Board for the senior executive officers of the Company) in performing services hereunder, including, but not by way of limitation, a reasonable automobile allowance and all expenses associated with a car or portable phone.

        2.6  Stock Options Grants.

          (a)  Employee is presently a participant under the 1990
Key Employee Stock Incentive Plan (the "1990 Plan") and shall retain all rights he currently possesses under said plan.

          (b) Employee is hereby granted 10,000 additional options to purchase stock under the 1990 Plan. Notwithstanding the terms of the 1990 Plan, the option price for each of these new options granted hereby shall be the closing price of the stock on the last business day before the Effective Date and the option term to exercise these new option shall be 10 years.

          (c) Employee shall be granted additional options to purchase stock under the 1990 Plan or under a substitute plan or directly from the Company (in the event no further stock or an insufficient amount of stock is available under the 1990 Plan or a substitute plan) on each anniversary date of the Effective Date. Each such annual grant shall be in an amount which is not less than options for 10,000 shares and may in the discretion of the Compensation Committee be greater based upon the Company's performance during the most recent fiscal year. This amount of the grants under this section shall be adjusted accordingly for any stock splits, reverse stock splits, or other stock adjustments.

     3.  Termination.

        3.1 Termination by Company without Cause.

        If, during the term of this Agreement, the Company terminates the employment of the Employee and such termination is without "cause" (as defined in Section 3.2) or this Agreement is not renewed by the Company for a three year term on the same terms set forth in this Agreement, this Agreement, except for the provisions of Sections 4.2 and 4.3, shall terminate and the Company shall pay and provide the Employee the following:

          (1) The Company shall immediately pay to the Employee an amount equal to the Employee's monthly base salary (to be determined by dividing the annual base salary specified in
Section 2.1 then in effect on the date of termination by twelve) multiplied by the sum of the number of months remaining in the term of this Agreement plus Twelve (12) (e.g., if three months remain under the term of this Agreement on the date of termination, then Employee shall be paid an amount equal to fifteen times his monthly base salary);

          (2) The Company shall provide the Employee, throughout a period not to exceed the greater of eighteen months or the remaining term of this Agreement, such benefits as are provided to the Employee pursuant to Sections 2.3 and 2.5, including a car allowance, except where continuation of benefits cannot be provided as contemplated by this Section 3.1 by reason of a prohibition in the terms of the benefit plan. For purposes of determining the amount of benefits to which the Employee shall continue to be entitled to pursuant to Sections 2.3 and 2.5, the Employee shall be deemed, throughout the period of his entitlement pursuant to this Section 3.1, to have continued to have performed services for the Company at a rate of total compensation equal to the rate in effect on the date of his termination of employment;

          (3) The Company shall immediately pay to the Employee an amount equal to the most recent annual bonus previously paid to Employee under Section 2.2 multiplied by the sum of the number of years (including any fractions thereof) remaining in the term of this Agreement plus one (1) (e.g., if one year remains under the term of this Agrb@effient on the date of termination, then Employee shall be paid an amount equal to two times his last annual bonus); and

          (4) The Company agrees that under the 1990 Key Employee Stock Incentive Plan and any other plan under which Employee is a participant, with respect to all grants made to Employee (a) all stock options, no matter the terms of the grant, shall be fully vested and may thereafter be exercised by Employee at any time for a period of five (5) years from the date of termination; (b) all restrictions on Restricted Stock shall immediately be removed; (c) all conditions under which receipt of Deferred Stock was or is deferred shall immediately be deemed fulfilled or waived; and (d) all conditions with respect to receipt, vesting, and transferability of Stock-Based awards shall immediately be waived, fulfilled or lapsed.

        3.2  Termination by the Company for Cause.

          (a) The Company shall have the right to terminate the employment of the Employee for cause. Effective as of the date that the employment of the Employee terminates by reason of cause, this Agreement, except for the provisions of Sections 4.2 and 4.3, shall terminate and no further payments of the Compensation described in Section 2 shall be made, except for such remaining payments of base salary under Section 2.1 relating to periods during which the Employee was employed by the Company, benefits under Section 2.3 which are required by applicable law to be continued, and reimbursement of proper expenses under
Section 2.5.

          (b) For the purposes of this Section, "cause" shall mean willful or gross neglect of duties for which the Employee is employed (other than on account of a medically determinable disability which renders the Employee incapable of performing such services); conviction of fraud, misappropriation or embezzlement in the performance of duties as an employee of the Company; conviction of a felony involving a crime of moral turpitude in the performance of duties as an employee of the Company; or willfully engaging in conduct materially injurious to the Company and in violation of the covenants contained in
Section 4. For purposes of this paragraph, no act or failure to act on the Employee's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his act or omission was in the best interest of the Company.

          (c) No termination of the employment of the Employee for cause shall be effective (i) unless the Company shall deliver written notice of the Employee reasonably specifying the cause for which it intends to terminate the employment of the Employee and the date, not, less that 15 days or more than 60 days after such notice, on which such termination will be effective; (ii) if the cause specified in the notice is reasonably curable, and if the Employee diligently seeks to effect such cure prior to the effective date of termination, so long as such diligent efforts are proceeding or if such cure is effected prior to the effective date of termination, the employment of the Employee shall continue unaffected; and (iii) if the Employee disputes by written notice that cause exists for termination pursuant to this
Section 3.2, or reasonably believes and asserts in writing that any such cause has been cured prior to the effective date of termination, the Employee may submit the matter for arbitration pursuant to Section 6.6 hereof. If the matter is submitted for arbitration, then, until the arbitrators render a final decision, no change in the employment, responsibilities or compensation of the Employee hereunder shall take place.

        3.3 Other Termination. The Employee may terminate this Agreement by giving 90 days prior written notice to the Company and this Agreement shall terminate, except for the provisions of Sections 4.2 and 4.3, as of the date specified by the Employee as the effective date of such termination.

        3.4 Termination by Death or Disability. If the Employee dies or becomes disabled, this Agreement shall terminate except for the provisions of Sections 4.2 and 4.3, and the Employee (or his estate) shall then be entitled to such base salary and incentive compensation described in Section 2 that relates to the period that he performed services for the Company, the acceleration and vesting set forth in Section 3.1(4), and all applicable benefits (including, as applicable, continued status as an employee in the event of his disability) to which the Employee is entitled under the Company's employee benefit plans, other benefit plans or programs maintained by the Company and all such other benefits from employment policies and practices of the Company. In addition, if the Employee dies or becomes disabled, the Employee or his estate shall receive his Annual Base Salary prorated for a period of six (6) months. For the purposes of this Section 3.4, "disability" shall mean the inability of Employee to perform the duties and responsibilities assigned to the employee under Section 1.1 by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued and indefinite duration. The Employee shall not be considered to be disabled unless he furnishes proof of the existence of such disability in the form and manner as the Company may reasonably require.

        3.5  Termination by Employee Following Certain Corporate
             Events.

          (a) If the Employee for any reason terminates this Agreement at any time during the term of this Agreement or any renewal following (i) a change in control of the Company, (ii) Frank Ferola, Sr. ceasing for any reason to be either a full time Chief Executive officer or a director of the Company, (iii) the takeover, merger or acquisition of the Company, (iv) a sale of all or substantially all of the assets of the Company or.(v) a dissolution or liquidation of the Company, the Employee shall be entitled to receive from the Company all of the amounts and benefits provided in Section 3.1 of this Agreement.

          (b) In the event that the Employee becomes entitled to compensation pursuant to this Section 3.5 (or any other Section of this Agreement) and the payment of such compensation constitutes a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and subject to a tax under Section 4999 of the Code, the Employee shall be entitled to the greater of: (1) the compensation payable pursuant to this Section 3.5 (or any other Services of this Agreement), net any taxes imposed by Section 4999 of the Code; or
(2) the compensation payable pursuant to this Section 3.5 (or any other Section of this Agreement) reduced to the extent necessary to ensure that such amount does not constitute a "parachute payment" as defined in Section 280G of the Code and subject to a tax under Section 4999 of the Code.

        3.6 Termination by Employee due to Breach by Company. If, during the term of this Agreement, the Company shall breach any of its material obligations hereunder, including without limitation the obligation to have the Employee serve in the capacities of Vice President/Operations, the Employee may, unless the Company shall have cured its breach within 15 days after it receives written notice from the Employee reasonably specifying such breach, terminate his employment hereunder by a second notice to the Company effective immediately. In such event the Employee shall be entitled to receive from the Company all of the amounts and benefits provided in Section 3.1 of this Agreement; provided that if the Company disputes by written notice that a material breach of any of its obligations has occurred, or reasonably believes and asserts in writing that any such breach has been cured within the 15-day period specified above, the Company may submit the matter for arbitration pursuant to Section
6.6 hereof. If the matter is submitted for arbitration, then, until the arbitrators render a final decision, no change in the employment, responsibilities or compensation of the Employee hereunder shall take place.

     4.  Best Efforts, Non-Compete and Confidential Information.

        4.1 Best Efforts and Non-ComDete During Employment Term. The Employee agrees that during the term of his employment by the Company, he will devote significant business time and efforts to the Company. He will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company or its affiliates, nor solicit, or in any other manner work for or assist any business which is competitive with the Company or its affiliates. During the term of this Agreement, he will undertake no planning for or organization of any business activity competitive with the business of the Company, and Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business hereunder shall take place.

        4.2 Confidential Information. The Employee will not disclose to any other person or entity (except as required by applicable law or in connection with the performance of his responsibilities hereunder), or use for his own benefit, any confidential information of the Company, obtained by him incident to his employment with the Company. The term "confidential information" includes, without limitation, any information pertaining to computer programs, vendors, subcontractors and customers, financial information, business plans, prospects and opportunities which have been discussed or considered by the Company's management, but does not include; any information which has become public other than by reason of the Employee's failure to comply with the provisions of this Section.

        4.3  Continued Applicability. The provisions of Section
4.2 shall remain in effect and shall have full force and effect for a period of two years after the date that this Agreement expires or is terminated.

        4.4 Covenant of Good Faith and Fair Dealing. The parties specifically agree that each owes to the other the covenant to act in good faith and deal fairly in the performance of the terms of this Agreement.

     5.  Assignment.

         Subject to Section 3.5, this Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of the Company's business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or the Employee.

     6.  Miscellaneous.

        6.1 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida.

        6.2 Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of failure of the.Employee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is, therefore, agreed between the parties that in the event of breach by the Employee of any of his agreements contained in this Agreement, the Company shall have the rights, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. The Employee agrees that this paragraph shall survive the termination of this employment and he shall be bound by its terms and all times subsequent to the termination of his employment for so long a period as Company continues to conduct the same business or businesses as it was conducting during the period of this Agreement. Nothing herein contained shall in any way limit or exclude any other right granted by law or equity to the Company.

        6.3 Notices. Any notice, request, or.instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three days after being sent by United States certified mail, postage prepaid, with return receipt requested to, the parties at their respective addresses set forth below:

          (a)  To the Company:
               Attention: President
               The Stephan Company
               1850 West McNab Road
               Fort Lauderdale, Florida 33309

          (b)  To the Employee:
               Attention: Franc Ferola
               _______________________
               _______________________

        6.4 Severability. If any paragraph, subparagraph or provision hereof is found for any reason whatsoever to be invalid or inoperative, that paragraph, subparagraph or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

        6.5 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

        6.6 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or to the breach thereof shall be settled by binding arbitration in accordance with the laws of the State of Florida conducted in the City of Miami in accordance with the commercial rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The cost of any arbitration proceeding conducted hereunder shall be borne equally between the Employee and the Company.

        6.7  Binding Effect. Subject to the provisions of
Section 5 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

        6.8 Survival of Rights and Obligations. All rights and obligations of the Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the date that this Agreement terminates or expires.

        6.9 Counterparts. This Agreement may be executed in two counterparts, each of which is an original but which shall together constitute one and the same instrument.

                             EXECUTION

Upon execution below by both parties, this Agreement will enter into full force and effect as of January 1, 1996.

                                      COMPANY

                                      THE STEPHAN CO.

                                      By:________________________
                                         its:

                                      EMPLOYEE

                                     ____________________________
                                     Franc Ferola